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                                                                   EXHIBIT 2.7.1


                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER



               THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 31st day of October, 2000, by and among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent"), CHESAPEAKE MERGER 2000 CORP., an Oklahoma corporation ("Sub"), and GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("Gothic").

                                    RECITALS

               WHEREAS, on September 8, 2000, the parties entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Sub into Gothic (the "Merger");

               WHEREAS, the parties have determined that the Merger Agreement will be amended to: (a) specifically provide that the Gothic Stock Options and Gothic Warrants to be assumed by Parent pursuant to the Merger Agreement will not become part of any Parent Benefit Plan; (b) provide that the holders of the Gothic Preferred Stock will not be entitled to vote on the Merger; and (c) evidence that the Parent has made the good faith determinations required under paragraph 5.6 of the Merger Agreement regarding federal income tax treatment of the Merger as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

               WHEREAS, pursuant to paragraph 8.2 of the Merger Agreement the parties now mutually desire to amend the Merger Agreement as set forth below;

               NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in the Merger Agreement and this Amendment, the parties hereto hereby amend the Merger Agreement as follows:

1. Definitions. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Merger Agreement will have the same meanings whenever used in this Amendment.

2. Amendments. Parent, Sub and Gothic hereby amend the Merger Agreement as follows:

         2.1      Amendment of Paragraph 2.3.1. The last sentence of paragraph
                  2.3.1 of the Merger Agreement is hereby deleted in its entirety.

         2.2 Amendment of Paragraph 2.3.4. Paragraph 2.3.4 of the Merger Agreement is hereby amended by the addition to the end of such paragraph of the following sentence:

                  "Notwithstanding the Parent's assumption of the Gothic Stock Options and the Gothic Warrants pursuant to this paragraph 2.3.4, the parties acknowledge and agree that such assumption will not result in any such Gothic Stock Option or Gothic Warrant becoming subject to or covered by any Parent Benefit Plan nor will any holder thereof be entitled to any of the rights or benefits of any Parent Benefit Plan."



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         2.3      Amendment of Paragraph 3.17. Paragraph 3.17 of the Merger
                  Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the second line of such paragraph.

         2.4 Amendment of Paragraph 3.18. Subpart (c) of paragraph 3.18 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock" from the seventh line of such paragraph.

         2.5 Amendment of Paragraph 6.1.1. Paragraph 6.1.1 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the last line of such paragraph.

         2.6 Amendment of Paragraph 7.1.2. Subpart (c) of paragraph 7.1.2 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the third and second to the last line of such paragraph.

         2.7 Acknowledgment of Paragraph 5.6 Determination. The Parent hereby acknowledges that as of the date of this Amendment the Parent has, in good faith, determined that: (a) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (b) each of Parent and Sub should be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss should be recognized by Parent or Sub as a result of the Merger.

3. Miscellaneous. It is further agreed as follows:


         3.1 Effectiveness. This Amendment will become effective as of the date first above written when executed by the Parent, the Sub and Gothic.

         3.2 Ratification of Merger Agreement. The Merger Agreement as hereby amended and each other document, instrument or agreement executed in connection therewith hereby are ratified and confirmed in all respects. Any reference to the Merger Agreement in any other document shall be deemed to be a reference to the Merger Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any obligation, right, power or remedy of any of the parties to the Merger Agreement nor constitute a waiver of any provision of the Merger Agreement or any other related documents.

         3.3 Counterparts. This Amendment may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         3.4 Applicable Law. This Amendment will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


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         3.5      Full Force and Effect. In all respects, except as specifically amended hereby, the Merger Agreement remains in full force and effect and unabated and the Parent, Sub and Gothic hereby reaffirm each and every representation, warranty, covenant or condition made in the Merger Agreement as if and to the same extent as if made on the date of the execution of this Amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

                                         GOTHIC ENERGY CORPORATION, an Oklahoma
                                         corporation


                                         By  /s/ MICHAEL PAULK
                                           ------------------------------------
                                           Michael Paulk, President

                                         ("Gothic")


                                         CHESAPEAKE ENERGY CORPORATION, an
                                         Oklahoma corporation


                                         By  /s/ MARCUS C. ROWLAND
                                           ------------------------------------
                                           Marcus C. Rowland, Executive
                                           Vice President

                                         ("Parent")


                                         CHESAPEAKE MERGER 2000 CORP., an
                                         Oklahoma corporation


                                         By  /s/ MARCUS C. ROWLAND
                                           ------------------------------------
                                           Marcus C. Rowland, Vice President

                                         ("Sub")






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